Exhibit 4(b)3





                               JPMORGAN CHASE BANK
                        (A New York Banking Corporation)

                                          As Trustee under Alabama
                                          Power Company's Subordinated Note
                                          Indenture, Dated as of January 1, 1996

                                       TO

                              ALABAMA POWER COMPANY
                            (An Alabama Corporation)



                          Satisfaction and Discharge of
                           Subordinated Note Indenture

                           Dated as of April 30, 2003

                       Discharging Alabama Power Company's
                           Subordinated Note Indenture
                           Dated as of January 1, 1996

                          SATISFACTION AND DISCHARGE OF
                           SUBORDINATED NOTE INDENTURE



         THIS DOCUMENT, dated as of the 30th day of April, 2003 (hereinafter referred to as "Satisfaction of Indenture"), relates to that certain Subordinated Note Indenture, dated as of January 1, 1996, as heretofore amended and supplemented (the "Indenture"), from Alabama Power Company, an Alabama corporation, whose address is 600 North 18th Street, Birmingham, Alabama 35203 (hereinafter referred to as the "Company"), to JPMorgan Chase Bank (formerly known as Chemical Bank) (the "Trustee").

         WHEREAS, the Company executed and delivered, one indenture supplemental to the Indenture;

         WHEREAS, all the Junior Subordinated Notes authenticated and delivered under the Indenture have been delivered to the Trustee for cancellation;

         WHEREAS, the Company has paid all sums payable under the Indenture by the Company;

         WHEREAS, the Company has delivered to the Trustee an Officers' Certificate and Opinion of Counsel, each stating that all conditions precedent relating to satisfaction and discharge of the Indenture have been complied with; and

         WHEREAS, pursuant to Section 401 of the Indenture, the Company has requested the Trustee to cancel and discharge the Indenture and all indentures supplemental thereto, and to execute and deliver to the Company this Satisfaction of Indenture.

         NOW, THEREFORE, THIS SATISFACTION OF INDENTURE WITNESSETH:

                                    ARTICLE I

                           Satisfaction and Discharge

         The Trustee, pursuant to the provisions of Section 401 of the Indenture, hereby acknowledges that the Company's obligations under the Indenture have been satisfied and hereby cancels and discharges the Indenture, except with respect to those obligations that the Indenture provides shall survive the satisfaction and discharge thereof.

                                   ARTICLE II

                            Miscellaneous Provisions

         SECTION 2.01 The terms defined in the Indenture and used herein shall, for all purposes of this Satisfaction of Indenture, have the meanings specified in the Indenture.

         SECTION 2.02 This Satisfaction of Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, JPMorgan Chase Bank has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents or one of its Assistant Vice Presidents, and its corporate seal to be attested to by one of its Trust Officers, all as of the day and year first above written.


                                                     JPMORGAN CHASE BANK
[SEAL] as Trustee


                                                     By:  /s/Carol Ng
                                                       Vice President
Attest:

/s/Diane Darconte
  Trust Officer




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